Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-212328) and Form S-8 (Nos. 333-26963 and 333-154965) of Southern Company Gas of our report dated April 14, 2016 relating to the financial statements of Southern Natural Gas Company, L.L.C., which appears in this Current Report on Form 8‑K of Southern Company Gas.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 1, 2016